Exhibit 99.1

K12 Inc. Reports Third Quarter Fiscal 2013 Results and Updates Fiscal Year 2013 Guidance

Q3 Revenues Increase 22.3 percent to $218.0 million on Sustained Strong Enrollment in Core Business

Diluted Earnings Per Share Grew from $0.18 to $0.31

HERNDON, Va.--(BUSINESS WIRE)--May 3, 2013--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the third fiscal quarter ended March 31, 2013.

Summary Financial Results for the Third Quarter of Fiscal Year 2013

Revenues grew to $218.0 million, an increase of $39.8 million, or 22.3 percent, as compared to $178.2 million for the prior year period.

EBITDA (see reconciliation below) was $35.6 million, an increase of $9.4 million, or 35.9 percent, as compared to $26.2 million for the prior year period.

Operating income was $19.4 million, an increase of $7.8 million, or 67.2 percent, as compared to $11.6 million for the prior year period.

Net income to common and Series A stockholders was $12.0 million, an increase of $5.0 million, or 71.4 percent, as compared to $7.0 million in the prior year period.

Diluted earnings per share were $0.31, an increase of $0.13, or 72.2 percent, as compared to $0.18 in the prior year period.

Comments from Management

Nate Davis, Executive Chairman of the Board, commented: “K12 delivered solid results again this quarter. I am very proud of our team for maintaining its focus on students, their academic success and producing great financial results. Many of our internal plans are coming together and resulting in improvements in operating income, cash and margins. We are well positioned to offer more students individualized education solutions as the market opportunity continues to improve through enrollment cap expansion and new states embracing virtual education.”

Financial Results for the Three Months Ended March 31, 2013 (Third Quarter Fiscal Year 2013)

Revenues for the third quarter of FY 2013 were $218.0 million, an increase of $39.8 million or 22.3 percent. This increase was primarily due to organic revenue growth of $39.4 million, or 26.0 percent, in our core Managed Public Schools business. The growth in Managed Public Schools revenue was driven by a 12.2 percent growth in average student enrollments and an increase in average revenue per student. Institutional Sales revenue declined by $0.5 million, or 3.2 percent, primarily as a result of weaker sales and a change in product mix. Our International and Private Pay Schools revenue increased $0.9 million, or 9.5 percent, due to an 8.3 percent increase in total semester course enrollments.

Instructional costs and services expenses for the third quarter of FY 2013 were $127.8 million, an increase of $21.8 million, or 20.6 percent, as a result of an increase in the number of enrollments. As a percentage of revenues, instructional costs and services expenses declined slightly to 58.6 percent from 59.5 percent for the three months ended March 31, 2013 and 2012, respectively.

Selling, administrative, and other operating expenses for the third quarter of FY 2013 were $65.8 million, an increase of $12.2 million, or 22.8 percent, over the same period in the prior year. As a percentage of revenues, selling, administrative, and other operating expenses were essentially flat at 30.2 percent compared to 30.1 percent for the three months ended March 31, 2013 and 2012, respectively.

Product development expenses for the third quarter of FY 2013 were $5.1 million, a decrease of $1.9 million, or 27.1 percent, over the same period in the prior year. The decrease was primarily due to an increase in the number of development projects that qualified for cost capitalization than in the prior year period. As a percentage of revenues, product development expenses decreased to 2.3 percent from 3.9 percent for the three months ended March 31, 2013 and 2012, respectively.

EBITDA, a non-GAAP measure (see reconciliation below), for the third quarter of FY 2013 was $35.6 million, an increase of 35.9 percent. EBITDA increased as a percentage of revenues to 16.3 percent from 14.7 percent.

Operating income was $19.4 million for the third quarter of FY 2013, an increase of $7.8 million or 67.2 percent. Depreciation and amortization was $16.3 million, an increase of $1.6 million or 11.2 percent.

Income tax expense was $7.6 million for the third quarter of FY 2013, representing an effective tax rate of 40.0 percent. Income tax expense for the third quarter of FY 2012 was $4.6 million, representing an effective tax rate of 41.0 percent. The decrease in the tax rate was primarily due to the positive impact of international operations, a change in non-deductible expenses and the benefit of research and development credits between the periods.

Net income attributable to common and Series A stockholders grew by 71.4 percent to $12.0 million as compared to net income of $7.0 million in the prior year period due to the factors mentioned above.

Diluted net income attributable to common stockholders per share was $0.31 for the third quarter of FY 2013 as compared to $0.18 in the prior year period due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A stockholders.

Financial Results for the Nine Months Ended March 31, 2013

Revenues for the nine months ended March 31, 2013 were $645.1 million, an increase of $107.1 million, or 19.9 percent, over the prior year period. This increase was primarily due to organic revenue growth of $104.6 million, or 23.1 percent, in our core Managed Public Schools business. The growth in Managed Public Schools revenue was driven by a 13.1 percent increase in average student enrollments and an increase in average revenue per student. Institutional Sales revenue declined by $0.6 million, or 1.1 percent, due to a decrease in perpetual license sales and overall weaker sales and a change in product mix compared to the prior year period. Our International and Private Pay Schools revenue increased $3.1 million, or 10.5 percent, due to a 4.7 percent increase in total semester course enrollments.

Instructional costs and services expenses for the nine months ended March 31, 2013 were $369.2 million, an increase of $63.2 million, or 20.7 percent, over the prior year period. This increase was primarily attributable to the growth in enrollments during the period. As a percentage of revenue, these costs increased slightly to 57.2 percent from 56.9 percent, primarily as a result of the advance hiring of teachers in early fiscal 2013.

Selling, administrative, and other operating expenses for the nine months ended March 31, 2013 were $216.8 million, an increase of $32.5 million, or 17.6 percent, over the same period in the prior year. As a percentage of revenues, these expenses decreased to 33.6 percent from 34.2 percent for the nine months ended March 31, 2013 and 2012, respectively.

Product development expenses, for the nine months ended March 31, 2013 were $14.8 million, a decrease of $6.0 million or 28.8 percent over the same period in the prior year. The decrease was primarily due to an increase in the number of development projects that qualified for cost capitalization than in the prior year period. As a percentage of revenues, product development expenses decreased to 2.3 percent as compared to 3.9 percent for the same period in the prior year.

EBITDA, a non-GAAP measure (see reconciliation below), for the nine months ended March 31, 2013 was $92.5 million, an increase of 33.5 percent. EBITDA increased as a percentage of revenues to 14.3 percent from 12.9 percent in the prior year.

Operating income was $44.3 million for the nine months ended March 31, 2013, an increase of $17.4 million or 64.7 percent. Depreciation and amortization was $48.2 million, an increase of $5.9 million or 13.9 percent.

Income tax expense was $18.2 million for the nine months ended March 31, 2013, representing an effective tax rate of 41.9 percent. Income tax expense for the nine months ended March 31, 2012 was $11.3 million, representing an effective tax rate of 43.1 percent. The decrease in the tax rate between periods was primarily due to the impact of foreign operations in the prior year period and a change in non-deductible expenses and the benefit of research and development credits between the periods.

Net income attributable to common and Series A stockholders grew by 64.3 percent to $25.8 million as compared to net income of $15.7 million in the prior year period due to the factors mentioned above.

Diluted net income attributable to common stockholders per share was $0.66 for the nine months ended March 31, 2013 as compared to $0.41 in the prior year period due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A stockholders.

Cash, Capital Expenditures and Capital Leases

As of March 31, 2013, the Company had cash and cash equivalents of $157.0 million, reflecting an increase of $12.3 million from June 30, 2012 and an increase of $33.3 million from March 31, 2012.

Capital expenditures for the nine months ended March 31, 2013 were $36.7 million and was comprised of:

  $5.2 million for property and equipment,
  $17.9 million for capitalized software development, and
  $13.6 million for capitalized curriculum.

Capital leases financed additional purchases of $24.7 million during the nine months ended March 31, 2013, primarily for computers and software for students.

Revenue and Enrollment Data

Revenue by Business Line

The following table sets forth revenue for the Company’s three lines of business -- Managed Public Schools (turn-key management services provided to public schools), Institutional Sales (educational products and services provided to school districts, public schools and other educational institutions that it does not manage), and International and Private Pay Schools (private schools for which it charges student tuition and makes direct consumer sales) -- for the periods indicated:

	Three Months Ended		Change		Nine Months Ended		Change
	March 31,		2013 / 2012		March 31,		2013 / 2012
($ in thousands)	2013	2012	$	%	2013	2012	$	%
Managed Public Schools	$191,305	$151,885	$39,420	26.0	$556,607	$451,980	$104,627	23.1
Institutional Sales	15,888	16,412	(524)	(3.2)	55,949	56,555	(606)	(1.1)
International and Private Pay Schools	10,816	9,878	938	9.5	32,577	29,470	3,107	10.5
Total	$218,009	$178,175	$39,834	22.4%	$645,133	$538,005	$107,128	19.9%

Enrollment Data

The following table sets forth average enrollment data for students in Managed Public Schools and total enrollment data for students in the International and Private Pay Schools for the periods indicated. These figures exclude enrollments from classroom pilot programs and consumer programs.

	Three Months Ended		Change		Nine Months Ended		Change
	March 31,		2013/2012		March 31,		2013/2012
	2013	2012	$	%	2013	2012	$	%
Managed Public Schools
Average Student Enrollments*	118,717	105,828	12,889	12.2%	119,354	105,522	13,832	13.1%

International and Private Pay Schools
Total Student Enrollments	5,060	5,652	(592)	(10.5%)	22,459	22,038	421	1.9%
Total Semester Course Enrollments	20,445	18,879	1,566	8.3%	68,614	65,530	3,084	4.7%

* The Managed Public Schools average student enrollments include enrollments for which we receive no public funding.

Fiscal Year 2013 Outlook

The Company is updating its previously issued forecast for the current fiscal year:

  Revenue of $840 million to $850 million
  EBITDA of $108 million to $112 million (see GAAP reconciliation below)
  Operating income of $43 million to $47 million
  Depreciation and amortization expense of $65 million
  Capital expenditures including capitalized curriculum, capitalized software development, and property and equipment of $50 million to $53 million
  Capitalized leases for student computers of $25 million
  Income tax rate of 41% to 42%

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 3, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its third quarter 2013 financial results during a conference call scheduled for Friday, May 3, 2013 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial (866) 277-1184 (domestic) or (617) 597-5360 at 8:20 a.m. (ET). The participant pass code is 35864605. A replay of the call will be available starting on May 3, 2013, through May 10, 2013, at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 89048298. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.’s financial statements for the quarter and year and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.’s Annual Report on Form 10-K for the year ended June 30, 2012, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-K may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.’s website at www.k12.com.

K12 Inc.
Unaudited Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2013	2012
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$156,968	$144,652
Restricted cash and cash equivalents	-	1,501
Accounts receivable, net of allowance of $3,000 and $1,624 at March 31, 2013 and June 30, 2012, respectively	234,550	160,922
Inventories, net	29,344	37,853
Current portion of deferred tax asset	9,799	16,140
Prepaid expenses	21,086	11,173
Other current assets	13,606	14,598
Total current assets	465,353	386,839
Property and equipment, net	61,390	55,903
Capitalized software, net	42,288	34,709
Capitalized curriculum development costs, net	63,374	60,345
Intangible assets, net	33,288	36,736
Goodwill	61,400	61,619
Investment in Web International	10,000	10,000
Deposits and other assets	2,825	2,684
Total assets	$739,918	$648,835
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$19,976	$23,951
Accrued liabilities	26,030	13,802
Accrued compensation and benefits	19,683	17,355
Deferred revenue	49,518	25,410
Current portion of capital lease obligations	20,595	15,950
Current portion of note payable	745	1,145
Total current liabilities	136,547	97,613
Deferred rent, net of current portion	8,578	6,974
Capital lease obligations, net of current portion	20,477	15,124
Note payable, net of current portion	-	777
Deferred tax liability	37,185	31,591
Other long term liabilities	1,970	1,908
Total liabilities	204,757	153,987
Commitments and contingencies	-	-
Redeemable noncontrolling interest	17,200	17,200
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 37,164,431 and 36,436,933 shares issued and outstanding at March 31, 2013 and June 30, 2012, respectively	4	4
Additional paid-in capital	534,292	519,439
Series A Special Stock, par value $0.0001; 2,750,000 shares authorized, issued and outstanding at March 31, 2013 and June 30, 2012	63,112	63,112
Accumulated other comprehensive (loss) income	(326)	100
Accumulated deficit	(83,319)	(109,161)
Total K12 Inc. stockholders’ equity	513,763	473,494
Noncontrolling interest	4,198	4,154
Total equity	517,961	477,648
Total liabilities, redeemable noncontrolling interest and equity	$739,918	$648,835

K12 Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)

Revenues	$218,009	$178,175	$645,133	$538,005
Cost and expenses
Instructional costs and services	127,759	105,955	369,205	305,981
Selling, administrative, and other operating expenses	65,828	53,619	216,826	184,265
Product development expenses	5,070	7,012	14,817	20,810
Total costs and expenses	198,657	166,586	600,848	511,056
Income from operations	19,352	11,589	44,285	26,949
Interest expense, net	(306)	(265)	(807)	(722)
Income before income tax expense and noncontrolling interest	19,046	11,324	43,478	26,227
Income tax expense	(7,626)	(4,638)	(18,195)	(11,311)
Net income	11,420	6,686	25,283	14,916
Add net loss attributable to noncontrolling interest	555	291	559	827
Net income attributable to common stockholders, including Series A stockholders	$11,975	$6,977	$25,842	$15,743
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.31	$0.18	$0.66	$0.41
Diluted	$0.31	$0.18	$0.66	$0.41
Weighted average shares used in computing per share amounts:
Basic	36,283,353	35,876,629	36,142,689	35,753,156
Diluted	36,283,353	35,913,576	36,142,689	36,023,023

K12 Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended March 31,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net income	$25,283	$14,916
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	48,176	42,312
Stock based compensation expense	9,833	7,339
Excess tax benefit from stock based compensation	(4,413)	(1,289)
Deferred income taxes	16,348	9,571
Provision for doubtful accounts	1,814	480
Provision for inventory obsolescence	272	464
Provision for student computer shrinkage and obsolescence	439	427
Changes in assets and liabilities:
Accounts receivable	(75,549)	(109,128)
Inventories	8,237	2,565
Prepaid expenses	(9,919)	(4,004)
Other current assets	992	(3,635)
Deposits and other assets	(142)	229
Accounts payable	(3,976)	(3,901)
Accrued liabilities	12,229	2,124
Accrued compensation and benefits	2,333	3,040
Deferred revenue	24,092	24,310
Release of restricted cash	1,501	-
Deferred rent	1,666	650
Net cash provided by (used in) operating activities	59,216	(13,530)
Cash flows from investing activities
Purchase of property and equipment	(5,265)	(8,718)
Capitalized software development costs	(17,867)	(13,760)
Capitalized curriculum development costs	(13,597)	(10,341)
Purchase of acquired entity	-	(12,641)
Net cash used in investing activities	(36,729)	(45,460)
Cash flows from financing activities
Repayments on capital lease obligations	(14,674)	(11,950)
Repayments on note payable	(1,177)	(1,443)
Proceeds from exercise of stock options	3,027	3,123
Excess tax benefit from stock based compensation	4,413	1,289
Repurchase of restricted stock for income tax withholding	(1,817)	(1,291)
Payment of stock registration expense	-	(313)
Net cash used in financing activities	(10,228)	(10,585)
Effect of foreign exchange rate changes on cash and cash equivalents	57	129
Net change in cash and cash equivalents	12,316	(69,446)
Cash and cash equivalents, beginning of period	144,652	193,099
Cash and cash equivalents, end of period	$156,968	$123,653

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases and long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and
  on an adjusted basis in determining compliance with the terms of our credit agreement.

The following tables provide a reconciliation of net income to EBITDA.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net income-K12 Inc.	$11,975	$6,977	$25,842	$15,743
Interest expense, net	306	265	807	722
Income tax expense	7,626	4,638	18,195	11,311
Depreciation and amortization	16,282	14,644	48,176	42,312
Noncontrolling interest	(555)	(291)	(559)	(827)
EBITDA	$35,634	$26,233	$92,461	$69,261

	Forecasted Year Ending June 30, 2013
	(In thousands)
	Low End of Range	High End of Range
Revenue	$840,000	$850,000
Operating expenses	797,000	803,000
Operating income - K12 Inc.	43,000	47,000
Depreciation and amortization	65,000	65,000
EBITDA	$108,000	$112,000

About K12 Inc.

K12 Inc. (NYSE: LRN) is leading the transformation to individualized learning as the nation's foremost provider of technology-powered online solutions for students in pre-kindergarten through high school. K12 has worked with over 2,000 school districts and has delivered more than four million courses over the past decade. K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and families. K12's curriculum is rooted in decades of research combined with 21st-century technology by cognitive scientists, interactive designers and teachers. K12's portfolio of more than 550 unique courses and titles—the most extensive in the technology-based education industry—covers every core subject and four academic levels for high school including Honors and AP. K12 offers credit recovery courses, career-building electives, remediation support, six world languages and a deep STEM offering. The K12 program is offered through K12 partner public schools in more than two-thirds of the states and the District of Columbia, and through private schools serving students in all 50 states and 85 countries. More information can be found at K12.com.

CONTACT:
K12 Inc.
Investor Contact:
Christina L. Parker, 703-483-7077
VP Investor Relations
chparker@k12.com
or
Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Public Relations
jkwitowski@k12.com